Exhibit 99.1

Important Update for

Snap-on Incorporated’s 2020 Annual Meeting of Shareholders

Snap-on to hold virtual annual meeting on Thursday, April 23, 2020, at 11:30 a.m. Central Time

KENOSHA, Wis. — April 6, 2020 — Snap-on Incorporated (NYSE: SNA) announced today that due to the public health impact of the coronavirus (COVID-19) and to support the health and well-being of its shareholders, associates, retirees and franchisees, as well as their families and communities, it will move in 2020 from the originally planned in-person Annual Meeting of Shareholders (the “Annual Meeting”) at the Company’s headquarters to a virtual meeting.

The Annual Meeting will continue to be held on Thursday, April 23, 2020, but will now occur at 11:30 a.m. Central Time in a virtual meeting format only, via live webcast. Individuals will not be able to attend the Annual Meeting in person. Shareholders as of the close of business on February 24, 2020, the record date for the Annual Meeting, with a control number will have the opportunity to participate in the vote during the virtual meeting.

The Annual Meeting can be accessed directly at www.meetingcenter.io/216067983 or on the Company’s website at www.snapon.com/EN/Investors/Investor-Events. To login to the Annual Meeting as a shareholder, a password and a control number will be required. The password for the meeting is SNA2020. For registered shareholders, the control number can be found on the printed proxy card that accompanied the proxy materials previously provided.

If shares of the Company’s common stock are held through an intermediary, such as a bank or broker, advance registration is required if you intend to vote during the virtual meeting. To register, please submit proof of proxy power (legal proxy) related to shares of the Company’s common stock, such as an email from a broker or an image of the legal proxy, along with shareholder’s name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m. Central Time, on April 21, 2020.

Individuals interested in attending the virtual meeting that do not have a control number or are not a shareholder, may attend as a guest but will not have the option to participate in the vote.

Shareholders are encouraged to vote in advance of the Annual Meeting either through the internet, by telephone or by returning the completed proxy card. Due to the change in format, only the formal business of the Annual Meeting will be conducted.

An archive of the Annual Meeting will be available on www.snapon.com for at least 90 days following the meeting. Snap-on anticipates holding its 2021 Annual Meeting of Shareholders in person.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $3.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

# # #

For additional information, please visit www.snapon.com or contact:

Investors: Sara Verbsky 262/656-4869	Media: Samuel Bottum 262/656-5793